Exhibit 99.1

CONTACTS: Dennis M. Oates	June Filingeri
Chairman,	President
President and CEO	Comm-Partners LLC
(412) 257-7609	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2021 RESULTS

•	Quarter-end Backlog increases 26.5% to $125.1 million versus $98.9 million at end of Q2 2021

•	Q3 2021 Sales are $37.2 million; Premium alloy sales are 16.0% of sales

•	Q3 2021 Gross margin improves to 6.2% of sales from 5.6% in Q2 2021

•

Q3 2021 Net income of $7.9 million, or $0.87 per diluted share, includes $10 million gain on PPP loan forgiveness. Net loss is $2.1 million, or $0.23 per diluted share, before PPP gain, versus loss of $2.5 million, or $0.28 per diluted share, in Q2 2021

•	Q3 2021 EBITDA is $12.1 million including PPP gain; Adjusted EBITDA is $3.8 million

BRIDGEVILLE, PA, October 20, 2021 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales for the third quarter of 2021 of $37.2 million, 3.5% lower than $38.5 million in the second quarter of 2021, and in line with $37.4 million in the third quarter of 2020.

Sales of premium alloys in the third quarter of 2021 were $5.9 million, or 16.0% of sales, compared with $5.9 million, or 15.3% of sales, in the second quarter of 2021, and $9.2 million, or 24.5% of sales, in the third quarter of 2020. The Company’s premium alloy products are primarily sold to the aerospace end market. More than 20% of the total backlog at the end of the third quarter is premium alloy product.

The Company’s gross margin increased in the third quarter to $2.3 million, or 6.2% of sales, from $2.2 million, or 5.6% of sales, in the second quarter of 2021, and a loss of $4.4 million, or (11.8%) of sales in the third quarter of 2020. The sequential increase in the third quarter 2021 gross margin reflects higher production levels and correspondingly lower fixed charges. Gross margin amounts included fixed cost absorption charges of $1.5 million, $2.1 million, and $4.3 million in each respective period.

Chairman, President and CEO Dennis Oates commented: “Our backlog of $125.1 million reached the highest level since the first quarter of 2019 on continued strong order entry. We booked $58 million of new orders during the third quarter, following up on record bookings last quarter. Profitability continued to improve as measured by an expanding gross margin. Like many industrial businesses, we were faced with supply chain challenges and labor shortages which moderated sales growth during the quarter.

“Despite those headwinds, recovery in the aerospace market, our largest end market, continued on pace and was driven by further improvement in commercial air travel and ongoing defense spending. Our third quarter aerospace sales increased 4.4% sequentially and represented 60% of total sales. Aerospace was also the main driver of our third quarter bookings growth. Delivery of these products is scheduled to begin in the fourth quarter and continue into the first half of 2022 and beyond. Projected airplane build-rate increases, continued travel growth and reasonable defense spending next year will accelerate the pull of metal through the supply chain.

“Our sales to the oil & gas market also increased from the second quarter, rising 2.6%, and represented 11% of sales. With oil prices at a seven-year high and natural gas prices up about 50% in the third quarter alone, drilling activity is poised for further recovery. On October 8, Baker Hughes reported that the U.S. added 264 drilling rigs over the past year while international rig counts were up by 85.

“The growth in aerospace and oil and gas sales was offset by lower sales in the balance of our end markets versus the second quarter. Heavy equipment market sales were off 18% sequentially but were 63% higher than the third quarter last year as plate demand demonstrated its typical volatility despite the ongoing recovery in industrial businesses. Heavy equipment remained our second largest market. Sales to the power generation and general industrial markets also were lower following strong sequential improvement in the second quarter.

“We continue to benefit from positive operating leverage as activity levels rise. Substantial increases in raw material costs and general inflationary trends in key inputs are being offset by our surcharges and base price increases.

“We are focused on restoring our profitability and controlling working capital as operations ramp up to meet our rapidly growing backlog. Third quarter results are further evidence of progress in this effort. We are also commissioning a new vacuum arc re-melting furnace and installing expanded vacuum induction melting capability designed to support the growth of premium products and continuously improve the efficiency of our melt operations. Our balance sheet remains strong to support our strategic initiatives.”

Mr. Oates concluded: “While current supply chain challenges will likely persist, we remain determined to make further progress in the fourth quarter and take full advantage of our recovering markets, especially aerospace, as we move into 2022. We will continue to rely on the commitment of our team, the support of our customers and our focus on providing critical products to our markets to do so.”

Quarterly and Year-to-Date Results of Operations

For the first nine months of 2021, net sales totaled $112.7 million compared with $148.4 million in the same period of 2020. Sales of premium alloys were $19.4 million, or 17.2% of sales, in the first nine months of 2021, compared with $29.3 million, or 19.7% of sales, in same period of 2020.

Net income for the third quarter of 2021 was $7.9 million, or $0.87 per diluted share, and included a gain of $10 million due to forgiveness of a term note from the Paycheck Protection Program (PPP) in July, as previously reported. Before the PPP gain, the net loss for the third quarter of 2021 was $2.1 million, or $0.23 per diluted share, compared with a net loss of $2.5 million, or $0.28 per diluted share, in the second quarter of 2021, and a net loss of $7.0 million, or $0.79 per diluted share, in the third quarter of 2020. There were fixed cost absorption charges of $1.5 million, $2.1 million, and $4.3 million in each respective period. For the first nine months of 2021, net income was $0.9 million, or $0.10 per diluted share, including the PPP gain. In the first nine months of 2020, the net loss was $11.7 million, or $1.33 per diluted share.

The Company’s EBITDA for the third quarter of 2021 was $12.1 million including the $10 million PPP gain; Adjusted EBITDA was $3.8 million.

Managed working capital was $124.4 million at September 30, 2021 compared with $116.0 million at June 30, 2021, and $133.3 million at the end of the third quarter of 2020. Inventory was $135.6 million at the end of the third quarter of 2021, compared with $120.8 million at the end of the second quarter of 2021, and $120.9 million at the end of the 2020 third quarter. The increase in inventory in the most recent quarter reflects higher raw material prices, robust raw material purchases to mitigate supply disruptions, and increased work in process to support backlog growth.

Backlog (before surcharges) increased 26.5% to $125.1 million at September 30, 2021 from $98.9 million at June 30, 2021 and increased 128.2% from $54.8 million at the end of the third quarter of 2020.

The Company’s total debt at September 30, 2021 was $51.5 million, compared with $53.0 million at June 30, 2021, and $60.6 million at September 30, 2020.

Capital expenditures for the third quarter of 2021 totaled $2.0 million, compared with $1.8 million for the second quarter of 2021, and $1.3 million in the third quarter of 2020. All capital projects in process continue to be generally on time and within budget. The Company continues to expect capital expenditures in 2021 to approximate $11.0 million to support its strategic growth initiatives.

Conference Call and Webcast

The Company has scheduled a conference call for today, October 20th, at 10:00 a.m. (Eastern) to discuss third quarter 2021 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 9394716. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2021.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on our facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$37,169	$37,434	$112,709	$148,407
Cost of products sold	34,862	41,861	108,486	145,988

Gross margin	2,307	(4,427)	4,223	2,419
Selling, general and administrative expenses	5,010	4,153	15,392	15,458

Operating loss	(2,703)	(8,580)	(11,169)	(13,039)
Interest expense	483	586	1,413	2,232
Deferred financing amortization	56	56	168	169
Gain on extinguishment of debt	(10,000)	—	(10,000)	—
Other expense (income), net	9	(288)	32	(302)

Income (loss) before income taxes	6,749	(8,934)	(2,782)	(15,138)
Income taxes	(1,141)	(1,934)	(3,650)	(3,396)

Net income (loss)	$7,890	$(7,000)	$868	$(11,742)

Net income (loss) per common share - Basic	$0.88	$(0.79)	$0.10	$(1.33)

Net income (loss) per common share - Diluted	$0.87	$(0.79)	$0.10	$(1.33)

Weighted average shares of common stock outstanding:
Basic	8,917,858	8,829,732	8,902,484	8,813,880
Diluted	9,082,371	8,829,732	9,050,847	8,813,880

MARKET SEGMENT INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Sales
Service centers	$26,333	$25,983	$80,185	$103,877
Original equipment manufacturers	3,336	4,405	10,916	16,624
Rerollers	4,722	3,173	13,629	13,612
Forgers	2,518	3,451	7,012	12,027
Conversion services and other	260	422	967	2,267

Total net sales	$37,169	$37,434	$112,709	$148,407

Tons shipped	6,144	6,046	20,460	25,153

MELT TYPE INFORMATION

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Sales
Specialty alloys	$30,973	$27,847	$92,359	$116,869
Premium alloys *	5,936	9,165	19,383	29,271
Conversion services and other sales	260	422	967	2,267

Total net sales	$37,169	$37,434	$112,709	$148,407

END MARKET INFORMATION **

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Sales
Aerospace	$22,253	$25,138	$65,798	$104,686
Power generation	847	1,590	3,453	5,923
Oil & gas	4,041	2,755	11,045	10,778
Heavy equipment	7,614	4,662	24,967	16,364
General industrial, conversion services and other	2,414	3,289	7,446	10,656
Total net sales	$37,169	$37,434	$112,709	$148,407

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
Assets
Cash	$79	$164
Accounts receivable, net	19,712	18,101
Inventory, net	135,604	111,380
Other current assets	5,261	7,471

Total current assets	160,656	137,116
Property, plant and equipment, net	159,348	164,983
Other long-term assets	950	947

Total assets	$320,954	$303,046

Liabilities and Stockholders’ Equity
Accounts payable	$29,949	$12,632
Accrued employment costs	4,781	1,826
Current portion of long-term debt	2,408	16,713
Other current liabilities	974	2,722

Total current liabilities	38,112	33,893
Long-term debt, net	49,126	33,471
Deferred income taxes	2,089	5,725
Other long-term liabilities, net	4,082	4,277

Total liabilities	93,409	77,366
Stockholders’ equity	227,545	225,680

Total liabilities and stockholders’ equity	$320,954	$303,046

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine months ended
	September 30,
	2021	2020
Operating activities:
Net income (loss)	$868	$(11,742)
Adjustments for non-cash items:
Depreciation and amortization	14,419	14,721
Gain on extinguishment of debt	(10,000)	—
Deferred income tax	(3,646)	(3,380)
Share-based compensation expense	833	1,129
Changes in assets and liabilities:
Accounts receivable, net	(1,611)	9,144
Inventory, net	(25,500)	25,093
Accounts payable	16,525	(25,399)
Accrued employment costs	2,955	(1,214)
Income taxes	5	207
Other	281	4,045

Net cash (used in) provided by operating activities	(4,871)	12,604
Investing activity:
Capital expenditures	(6,514)	(8,480)

Net cash used in investing activity	(6,514)	(8,480)
Financing activities:
Borrowings under revolving credit facility	89,070	101,559
Payments on revolving credit facility	(69,804)	(112,498)
Proceeds from term loan facility	8,571	—
Proceeds from Paycheck Protection Program Note	—	10,000
Payments on term loan facility, finance leases, and notes	(16,116)	(3,383)
Issuance of common stock under share-based plans	118	86
Payments of financing costs	(539)	—

Net cash provided by (used in) financing activities	11,300	(4,236)

Net decrease in cash	(85)	(112)
Cash at beginning of period	164	170

Cash at end of period	$79	$58

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income (loss)	$7,890	$(7,000)	$868	$(11,742)
Interest expense	483	586	1,413	2,232
Income taxes	(1,141)	(1,934)	(3,650)	(3,396)
Depreciation and amortization	4,841	4,732	14,419	14,721

EBITDA	12,073	(3,616)	13,050	1,815
Share-based compensation expense	252	295	831	1,129
Fixed cost absorption direct charge	1,491	4,264	6,144	4,465
Loss on sale of excess scrap	—	—	—	354
Employee severance costs	—	—	—	620
Gain on extinguishment of debt	(10,000)	—	(10,000)	—
Insurance benefit	—	(307)	—	(307)

Adjusted EBITDA	$3,816	$636	$10,025	$8,076